Exhibit 99.1

Contacts

For Investors:	For Media:
ImmunoGen, Inc.	Michael Lampe,
Carol Hausner, 781-895-0600	484-575-5040
info@immunogen.com	michael@scientpr.com

ImmunoGen Appoints Mark J. Enyedy as President and Chief Executive Officer

— Proven leader with deep experience building oncology businesses —

WALTHAM, MA, April 26, 2016 — ImmunoGen, Inc. (Nasdaq: IMGN) a biotechnology company developing targeted cancer therapeutics using its proprietary antibody-drug conjugate (ADC) technology, today announced that Mark J. Enyedy has been appointed President and CEO and elected to the Board of Directors, effective May 16, 2016. Mr. Enyedy succeeds Daniel Junius, who as previously announced is retiring from these positions and will continue to serve on ImmunoGen’s Board.

“Today, ImmunoGen has a rich pipeline of wholly-owned oncology product candidates, validated technology, and strong research,” said Stephen McCluski, Chairman of the Board. “Mark’s proven leadership skills, combined with his deep experience building science-based oncology businesses, make him ideally suited to take ImmunoGen to the next level.”

Mr. Enyedy, 52, brings over 25 years of combined general management, business development and legal experience in the biotechnology industry. He joins ImmunoGen from Shire plc, where he served as Executive Vice President and Head of Corporate Development, leading the company’s Strategy, M&A, and Corporate Planning functions and providing commercial oversight for the company’s pre-Phase 3 portfolio. Previously, Mr. Enyedy served as CEO of Proteostasis Therapeutics, Inc., following 15 years at Genzyme Corporation in diverse roles, most recently as President of the Transplant, Oncology, and Multiple Sclerosis divisions. During his tenure at Genzyme, Mr. Enyedy developed and executed the company’s strategy to enter the oncology market, overseeing the launch of two new products and managing a global business generating over $675 million in revenue with operations in more than 50 countries.

Before joining Genzyme, Mr. Enyedy was an associate with the Boston law firm Palmer & Dodge. He holds a J.D. from Harvard Law School and a B.S. from Northeastern University. Mr. Enyedy also serves on the Board of Directors of Fate Therapeutics.

“I am pleased to be joining ImmunoGen at such an important time in the Company’s evolution and helping to build upon its leadership position in the exciting ADC field,” said Mr. Enyedy. “With a lead product in later-stage testing for ovarian cancer, a strong portfolio of earlier-stage candidates, and a productive technology platform, ImmunoGen is well-positioned for sustainable innovation in oncology and value creation for shareholders. I look forward to working with the company’s outstanding leadership team, dedicated employees, and global partners to develop and commercialize novel ADC therapies, which hold the potential to deliver better outcomes for cancer patients across an expanding range of indications.”

“It has been a privilege to serve as the CEO of ImmunoGen over these past seven years, and I am delighted to have Mark as my successor,” said Mr. Junius. “Mark’s experience, vision, and leadership skills will enable ImmunoGen to realize its full potential in developing better therapies for cancer patients.”

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted anticancer therapeutics using its proprietary ADC technology. The Company has four wholly owned clinical-stage ADCs. The lead, mirvetuximab soravtansine, is in Phase 2 testing for the treatment of folate receptor α-positive ovarian cancer. ImmunoGen’s ADC technology is used in Roche’s marketed product, Kadcyla®, and in agents in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

ImmunoGen Forward-Looking Statement

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of novel anticancer agents. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other reports filed with the Securities and Exchange Commission.